                                                                       Exhibit 5

================================================================================

                             Stockholders Agreement

================================================================================

                                  by and among

                          CASTLE DENTAL CENTERS, INC.,
                             a Delaware corporation
                                (the "Company"),

                                       and

                   Bank of America Strategic Solutions, Inc.,
                             a Delaware corporation
                                   ("B of A"),

                                   FSC Corp.,
                           a Massachusetts corporation
                                   ("Fleet"),

                                  Amsouth Bank,
                         a national banking association
                                  ("Amsouth"),

                             Heller Financial, Inc.,
                             a Delaware corporation
                                   ("Heller"),

                        Midwest Mezzanine Fund II, L.P.,
                         a Delaware limited partnership
                                  ("Midwest"),

                                       and

                                 James M. Usdan


                                  July 19, 2002

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                                TABLE OF CONTENTS

ARTICLE I. CERTAIN DEFINITIONS ...........................................................     2
  Section 1.01   Defined Terms ...........................................................     2
ARTICLE II. TRANSFERS OF RESTRICTED SECURITIES ...........................................     9
  Section 2.01   Restrictions Generally; Securities Act ..................................     9
  Section 2.02   Legend ..................................................................     9
  Section 2.03   Tag-Along Rights ........................................................    10
  Section 2.04   Notice of Open Market Sales .............................................    12
  Section 2.05   Right of First Refusal ..................................................    12
ARTICLE III. COMPANY OBLIGATIONS .........................................................    13
  Section 3.01   Regulatory Problem ......................................................    13
ARTICLE IV. OTHER AGREEMENTS .............................................................    14
  Section 4.01   Agreement Regarding Conversion ..........................................    14
  Section 4.02   Annual Meeting ..........................................................    14
  Section 4.03   Issuance of Senior Securities ...........................................    15
ARTICLE V. MISCELLANEOUS .................................................................    15
  Section 5.01   Governing Law; Submission to Jurisdiction ...............................    15
  Section 5.02   Entire Agreement; Amendments ............................................    16
  Section 5.03   Term ....................................................................    16
  Section 5.04   Inspection ..............................................................    16
  Section 5.05   Recapitalization, Exchanges, Etc., Affecting Restricted Securities ......    16
  Section 5.06   Waiver ..................................................................    17
  Section 5.07   Successors and Assigns ..................................................    17
  Section 5.08   Remedies ................................................................    17
  Section 5.09   Invalid Provisions ......................................................    17
  Section 5.10   Headings ................................................................    17
  Section 5.11   Further Assurances ......................................................    18
  Section 5.12   Gender ..................................................................    18
  Section 5.13   Counterparts ............................................................    18
  Section 5.14   Notices .................................................................    18

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                             STOCKHOLDERS AGREEMENT

     Stockholders Agreement (this "Agreement") dated as of July 19, 2002, by and among Castle Dental Centers, Inc., a Delaware corporation (the "Company"), and
(a) Banc of America Strategic Solutions, Inc., a Delaware corporation ("B of A"), FSC Corp., a Massachusetts corporation ("Fleet"), Amsouth Bank, a national banking association ("Amsouth") and Heller Financial, Inc., a Delaware corporation ("Heller"), as initial holders of the Bank Warrants (as defined below), (b) Heller and Midwest Mezzanine Fund II, L.P., a Delaware limited partnership ("Midwest"), as initial holders of Series A-1 Stock (as defined below), and (c) Heller, Midwest and James M. Usdan ("Usdan"), as initial holders of the New Money Warrants and Convertible Notes (each as defined below). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed thereto in Article I.

                                    RECITALS

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and the Preferred Stockholders will enter into a Senior Subordinated Note and Subordinated Convertible Note Exchange Agreement (the "Exchange Agreement"); and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company will issue a Bank Warrant to each of B of A, Fleet, Amsouth and Heller; and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company and the New Money Stockholders will enter into a Note and Warrant Purchase Agreement (the "Note Purchase Agreement"); and

     WHEREAS, pursuant to the Exchange Agreement, the Preferred Stockholders will be issued the Series A-1 Stock; and

     WHEREAS, pursuant to the Note Purchase Agreement, the New Money Stockholders will be issued the New Money Warrants and the Convertible Notes; and

     WHEREAS, each of the Bank Stockholders, the Preferred Stockholders, the New Money Stockholders, the Management Stockholders (as hereinafter defined) and the Company desire to enter into this Agreement to regulate certain aspects of their relationship and to provide for, among other things, restrictions on the transfer or other disposition of securities of the Company.

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     NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I.
                               CERTAIN DEFINITIONS

Section 1.01 Defined Terms.

     (a) The following capitalized terms, when used in this Agreement, have the respective meanings set forth below:

     "2002 Options" means options to purchase up to 15,287,218 shares of Common Stock issued to officers, directors, employees or consultants of the Company or its Subsidiaries pursuant to the Company's 2002 Stock Option Plan.

     "2002 Stock Option Plan" means the Castle Dental Centers, Inc. 2002 Stock Option Plan dated July 19, 2002.

     "Affiliate" of any Person means (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one (1) or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly ten percent (10%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such corporation or other Person.

     "Agreement" shall have the meaning set forth in the preamble.

     "Amsouth" shall have the meaning set forth in the preamble.

     "Annual Meeting" shall have the meaning set forth in Section 4.02.

     "B of A" shall have the meaning set forth in the preamble.

     "Bank Stockholders" means B of A, Fleet, Amsouth and Heller in their capacity as the initial holders of the Bank Warrants, any Permitted Transferee, any Person to whom any of the foregoing shall Transfer any Restricted Securities

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pursuant to Section 2.03 or Section 3.01 of this Agreement, and any Person to whom B of A, Fleet, Amsouth, Heller and their Permitted Transferees shall Transfer any Restricted Securities in compliance with Section 2.01(b) (other than pursuant to an Open Market Sale or an effective registration statement under the Securities Act); provided, however, in each case, such transferee has agreed to be bound by the terms of this Agreement by executing a Joinder Agreement. Heller shall not be considered a Bank Stockholder with respect to the Series A-1 Stock, New Money Warrants or Convertible Notes issued to it, or any shares of Common Stock issued or issuable upon conversion or exercise of any of the Series A-1 Stock, New Money Warrants or Convertible Notes issued to it.

     "Bank Warrants" means the warrants to purchase Series A-2 Stock issued to the Bank Stockholders contemporaneously with the execution and delivery of this Agreement and any warrants issued upon the partial exercise, Transfer, exchange or replacement of such warrants.

     "Business Day" means any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York, New York are authorized or required by law or executive order to remain closed.

     "Buyer" means any Person to whom Restricted Securities are to be Transferred Subject to the Tag-Along Rights set forth in Section 2.03.

     "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "Common Stock" means the common stock of the Company, par value $.001 per share, any securities into which such Common Stock shall have been changed or any securities resulting from any reclassification or recapitalization of such Common Stock and all other securities of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, after payment on any securities entitled to a preference on dividends or other distributions upon any dissolution, liquidation or winding up, either to all or to a share of the balance of payments upon such dissolution, liquidation or winding up.

     "Common Stock Equivalents" means the number of shares of Common Stock owned by a Stockholder directly or which are issued or issuable to such Stockholder upon (a) conversion of the Series A-1 Stock, (b) conversion of the Convertible Notes, (c) exercise of the New Money Warrants, and/or (d) conversion of the Series A-2 Stock issued or issuable upon exercise of the Bank Warrants.

     "Company" shall have the meaning set forth in the preamble.

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     "Convertible Notes" means the notes dated the date hereof in the aggregate principal amount of $1,700,000 initially convertible into approximately 3,105,618 shares of Common Stock, issued to the New Money Stockholders pursuant to the Note Purchase Agreement, and any notes issued upon the partial conversion, assignment, transfer, sale, exchange or replacement of such notes.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Agreement" shall have the meaning set forth in the recitals.

     "Fleet" shall have the meaning set forth in the preamble.

     "GAAP" means generally accepted accounting principles, consistently applied.

     "Heller" shall have the meaning set forth in the preamble.

     "Heller Designee" shall have the meaning set forth in Section 4.01.

     "Investor Rights Agreement" means that certain Investor Rights Agreement dated as of July 19, 2002, among the Company, Heller and Midwest.

     "Investor Stockholders" means, so long as any such Person shall hold Restricted Securities, the Bank Stockholders, the Preferred Stockholders, and the New Money Stockholders. Usdan shall be considered an Investor Stockholder with respect to all shares of Common Stock issued or issuable upon exercise or conversion of New Money Warrants or Convertible Notes issued to him.

     "Lien" means any lien, claim, charge, encumbrance, security interest or other adverse claim of any kind, other than any restrictions imposed under this Agreement or under federal or state securities laws.

     "Liquidation" means the voluntary or involuntary liquidation, dissolution or winding up of the Company.

     "Management Stockholder" means Usdan, a Permitted Transferee of Usdan and any Person (other than an Investor Stockholder) to whom Usdan shall Transfer any Restricted Securities pursuant to Section 2.03 of this Agreement; provided, however, in each case, such transferee has agreed to be bound by the terms of this Agreement by executing a Joinder Agreement. Usdan shall not be considered a Management Stockholder with respect to the New Money Warrants and Convertible Notes issued to him, or any shares of Common Stock issued or issuable upon

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conversion exercise of any of the New Money Warrants or Convertible Notes issued to him.

     "Midwest" shall have the meaning set forth in the preamble.

     "New Money Stockholders" means Heller, Midwest and Usdan in their capacity as the initial holders of the New Money Warrants and Convertible Notes, any Permitted Transferee, and any Person to whom any of the foregoing shall Transfer any Restricted Securities pursuant to Section 2.03 or Section 3.01 of this Agreement; provided, however, in each case, such transferee has agreed to be bound by the terms of this Agreement by executing a Joinder Agreement. Heller shall not be considered a New Money Stockholder with respect to the Series A-1 Stock, Series A-2 Stock issued or issuable upon exercise of Bank Warrants, or Bank Warrants issued to it, or any shares of Common Stock issued or issuable upon conversion of any of the Series A-1 Stock or Series A-2 Stock issued to it. Midwest shall not be considered a New Money Stockholder with respect to the Series A-1 Stock issued to it, or any shares of Common Stock issued or issuable upon conversion of any of the Series A-1 Stock issued to it.

     "New Money Warrants" means the warrants to purchase Common Stock of the Company issued to the New Money Stockholders pursuant to the Note Purchase Agreement, and any warrants issued upon the partial exercise, assignment, transfer, sale, exchange or replacement of such warrants.

     "New Securities" means (i) any capital stock of the Company or any other securities or other obligations of the Company, including any equity or profit participation rights, whether now authorized or not, (ii) any rights, options, or warrants to purchase any such capital stock or rights, or to purchase any securities of any type whatsoever that are, or may become, convertible into any such capital stock, and (iii) any securities of any type whatsoever that are, or may become convertible into any such capital stock; provided, however, the "New Securities" will not include (A) securities offered to the public pursuant to a registration statement under the Securities Act, (B) options or securities issued or issuable to, or securities issued upon exercise of options issued to, officers, directors, consultants or employees of the Company (or its Subsidiaries) pursuant to stock option plans or agreements approved by the Board of Directors of the Company, (C) securities issued upon conversion of the Series A-1 Stock or Series A-2 Stock, (D) securities issued pursuant to the Bank Warrants, the New Money Warrants or the Convertible Notes, (E) Common Stock issued upon exercise of options outstanding on the date hereof, and (F) up to 150,000 shares of Common Stock issued to the directors of the Company on the date hereof.

     "Note Purchase Agreement" shall have the meaning set forth in the recitals.

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     "Offeree" shall have the meaning set forth in Section 2.03(a).

     "Open Market Sale" means a sale of shares of Common Stock pursuant to a "brokers' transaction" within the meaning of Section 4(4) of the Securities Act or in a transaction directly with a "market maker", as that term is defined in
Section 3(a) (38) of the Exchange Act.

     "Open Market Sales Threshold" means, as of any particular date, a number of shares of Restricted Securities which represent a number of Common Stock Equivalents equal to the lesser of (i) 1% of the total number of shares of Common Stock then outstanding, without giving effect to the conversion, exchange or exercise of any securities, and (ii) 50% of the average weekly trading volume of the Company's Common Stock for the four consecutive calendar weeks immediately prior to the week in which such date occurs.

     "Permitted Transfer" means the Transfer of Restricted Securities (i) to a Permitted Transferee, (ii) pursuant to a public offering pursuant to a registration statement which shall have become effective under the Securities Act, (iii) pursuant to Section 2.03 of this Agreement, (iv) pursuant to an Open Market Sale, (v) pursuant to Section 3.01 of this Agreement, (vi) to Heller Holders or Midwest Holders pursuant to the Investor Rights Agreement, (vii) by a Preferred Stockholder to any person for an aggregate price per Common Stock Equivalent equal to or less than the aggregate liquidation preference of such securities divided by the number of shares of Common Stock issuable upon conversion of the Series A-1 Stock to be Transferred (or the aggregate liquidation preference of the Series A-1 Stock that was converted into the shares of Common Stock to be Transferred divided by the number of shares of Common Stock issued upon such conversion), not in violation of Section 2.03, or
(viii) by Usdan pursuant to the terms of the Employment Agreement dated July 19, 2002 between Usdan and the Company.

     "Permitted Transferee" means, (a) for a Stockholder who is an individual:
(i) the spouse or lineal descendants of any Stockholder, (ii) any trust for the benefit of such Stockholder or the benefit of the spouse or lineal descendants of such Stockholder, any corporation or partnership in which such Stockholder, the spouse and the lineal descendants of such Stockholder are the direct and beneficial owners of all of the equity interests (provided such Stockholder, spouse and lineal descendants agree in writing to remain the direct and beneficial owners of all of the equity interests thereof), or (iii) the personal representative of such Stockholder upon such Stockholder's death for purposes of administration of such Stockholder's estate or upon such Stockholder's incompetency for purposes of the protection and management of the assets of such Stockholder; and (b) with respect to a Stockholder that is a corporation, partnership, trust, limited liability company, or other entity, any Affiliate or partner of such Stockholder; provided, however, in each case, that

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such transferee must agree to be bound by the terms of this Agreement by executing a Joinder Agreement.

     "Person" means an individual, partnership, corporation, limited liability company, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.

     "Preferred Stockholders" means Heller and Midwest in their capacity as the initial holders of the Series A-1 Stock, any Permitted Transferee, and any Person to whom any of the foregoing shall Transfer any Restricted Securities pursuant to Section 2.03 or Section 3.01 of this Agreement or clause (vii) of the definition of Permitted Transfer; provided, however, in each case, such transferee has agreed to be bound by the terms of this Agreement by executing a Joinder Agreement. Heller shall not be considered a Preferred Stockholder with respect to the New Money Warrants, Convertible Notes, Bank Warrants, or Series A-2 Stock issued or issuable upon exercise of Bank Warrants issued to it, or any shares of Common Stock issued or issuable upon conversion or exercise of any of the New Money Warrants, Convertible Notes, or Series A-2 Stock issued to it. Midwest shall not be considered a Preferred Stockholder with respect to the New Money Warrants or Convertible Notes issued to it, or any shares of Common Stock issued or issuable upon conversion or exercise of any of the New Money Warrants or Convertible Notes issued to it.

     "Proposals" shall have the meaning set forth in Section 4.02.

     "Regulatory Problem" means any set of facts or circumstances wherein any Investor Stockholder reasonably believes it is not entitled to hold, or exercise any significant right with respect to, the Series A-1 Stock, Series A-2 Stock, or Common Stock.

     "Restricted Securities" means the Series A-1 Stock, the Series A-2 Stock, the Bank Warrants, the New Money Warrants, the Convertible Notes, the Stock Options, the Common Stock or Series A-2 Stock issued or issuable upon conversion or exercise of any of the foregoing, and any securities issued with respect thereto as a result of any stock dividend, stock split, reclassification, recapitalization, reorganization, merger, consolidation or similar event or upon the conversion, exchange or exercise thereof. As to any particular Restricted Securities, once issued, such securities shall cease to be Restricted Securities when such securities are Transferred (i) pursuant to a public offering pursuant to a registration statement which shall have become effective under the Securities Act, or (ii) pursuant to an Open Market Sale.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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     "Senior Securities" means all equity securities (including any rights or options exercisable or convertible for such equity securities) of the Company with which the Series A-1 Stock and Series A-2 Stock rank junior, whether with respect to dividends or upon Liquidation or otherwise.

     "Series A-1 Stock" means the Convertible Preferred Stock, Series A-1, of the Company issued to the Preferred Stockholders pursuant to the Exchange Agreement.

     "Series A-2 Stock" means the Convertible Preferred Stock, Series A-2, of the Company issued or issuable upon exercise of the Bank Warrants.

     "Stock Options" means incentive stock options or nonqualified stock options issued by the Company.

     "Stockholder" means the Bank Stockholders, the Preferred Stockholders, the New Money Stockholders, and the Management Stockholders.

     "Subsidiary" means any corporation, association or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the Company or one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company.

     "Tag-Along Notice" shall have the meaning set forth in Section 2.03(a).

     "Tag-Along Offer" shall have the meaning set forth in Section 2.03(a).

     "Tag-Along Right" shall have the meaning set forth in Section 2.03(b).

     "Transfer," including the correlative term "Transferred" and any noun or verb tense of such word, means, directly or indirectly, any sale, transfer, assignment, hypothecation, pledge or other disposition of any Restricted Securities or any interests therein.

     "Transferor" means a Stockholder proposing to Transfer Restricted Securities subject to the Tag-Along rights set forth in Section 2.03.

     "Transferor Shares" means the Restricted Securities proposed to be Transferred by Transferor subject to the Tag-Along rights set forth in Section 2.03.

     "Usdan" shall have the meaning set forth in the preamble.

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

     (b) Unless otherwise provided herein, all accounting terms used in this Agreement shall be interpreted in accordance with U.S. GAAP as in effect from time to time.

                                  ARTICLE II.
                       TRANSFERS OF RESTRICTED SECURITIES

Section 2.01 Restrictions Generally; Securities Act.

     (a) Each Stockholder, other than the Bank Stockholders, agrees that it will not, directly or indirectly, Transfer any Restricted Securities unless such Transfer is a Permitted Transfer. Any attempt to Transfer any Restricted Securities, other than pursuant to a Permitted Transfer, shall be null and void and neither the issuer of such securities nor any transfer agent of such securities shall give any effect to such attempted Transfer in its stock records.

     (b) Each Stockholder agrees that, in addition to the other requirements herein relating to a Transfer, it will not Transfer any Restricted Securities except pursuant to an effective registration statement under the Securities Act, or upon receipt by the Company of an opinion of counsel to the Stockholder, reasonably satisfactory to the Company, or counsel to the Company, or other evidence, reasonably acceptable to the Company, to the effect that any such Transfer will not be in violation of the Securities Act or other applicable securities laws of any state, or any rules or regulations promulgated thereunder.

Section 2.02 Legend.

     (a) Each certificate representing Restricted Securities shall be endorsed with the following legends and such other legends as may be required by applicable state securities laws:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SECURITIES ISSUABLE UPON EXERCISE OR CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND ANY INTEREST THEREIN MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO
(i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR (ii) AN EXEMPTION FROM REGISTRATION UNDER SUCH ACTS.

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

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED AS OF JULY 19, 2002. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

     (b) The legend regarding the status of the Restricted Securities under the Securities Act set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Restricted Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) a registration statement with respect to such Restricted Securities shall have become effective under the Securities Act, and such Restricted Securities shall have been disposed of in accordance with such registration statement, (ii) in connection with a Transfer permitted under or made in compliance with this Agreement, such holder provides the Company, at the Company's expense, with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Restricted Securities may be made without registration under the Securities Act, or (iii) the Restricted Securities can be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

     (c) The legend regarding the applicability of this Agreement to the Restricted Securities set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Restricted Securities upon which it is stamped, if the Restricted Securities have been Transferred pursuant to a Permitted Transfer (other than a Permitted Transfer to a Permitted Transferee, pursuant to the Investor Rights Agreement or pursuant to
Section 2.03).

Section 2.03 Tag-Along Rights.

     (a) If (x) any Management Stockholder or New Money Stockholder proposes to Transfer any Restricted Securities to any Person, or (y) any Preferred Stockholder proposes to Transfer any Restricted Securities to any Person for an aggregate price per Common Stock Equivalent in excess of the aggregate liquidation preference of such securities divided by the number of shares of Common Stock issuable upon conversion of the Series A-1 Stock to be Transferred (or the aggregate liquidation preference of the Series A-1 Stock that was converted into the shares of Common Stock to be Transferred divided by the number of shares of Common Stock issued upon such conversion), in each case other than (i) to a Permitted Transferee, (ii) pursuant to an Open Market Sale,
(iii) to Heller or Midwest pursuant to the Investor Rights Agreement, or (iv) pursuant to a public offering pursuant to a registration statement which shall have become effective under the Securities Act, then, as a condition to such Transfer, the Transferor shall cause the Buyer to include an offer (the "Tag-Along Offer") to each of the Investor Stockholders

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(collectively, the "Offerees"), to purchase from each Offeree, at the option of each Offeree, up to a number of shares of Restricted Securities determined in accordance with Section 2.03(b), on the same terms and conditions as are applicable to the Transferor Shares. The Transferor shall provide a written notice (the "Tag-Along Notice") of the Tag-Along Offer to each Offeree, which may accept the Tag-Along Offer by providing a written notice of acceptance of the Tag-Along Offer to the Transferor within 15-days of delivery of the Tag-Along Notice.

     (b) Each Offeree shall have the right (a "Tag-Along Right") to sell pursuant to the Tag-Along Offer up to a number of shares of Common Stock Equivalents equal to: (i) the number of shares of Common Stock Equivalents that the Buyer is willing to purchase from the Transferor and the Offerees, in the aggregate, multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock Equivalents owned by such Offeree and the denominator of which is the number of shares of Common Stock Equivalents owned by the Transferor and all of the Offerees exercising their respective Tag-Along Rights; provided, however, that, if all Common Stock Equivalents beneficially owned by all Offerees are permitted to be sold to the Buyer, the Transferor shall be entitled to sell the number of shares set forth in the Tag-Along Offer which any Offeree has chosen not to sell without providing additional notice to the Offerees.

     (c) Upon exercise of a Tag-Along Right, at the closing of the proposed Transfer (which date, place and time shall be designated by the Transferor and provided to the Offerees in writing at least five Business Days prior thereto), each Offeree shall deliver to the Buyer a certificate or certificates representing (x) the shares of Common Stock to be sold or otherwise disposed of pursuant to the Tag-Along Offer by such Offeree or (y), at the election of the Offeree, Restricted Securities representing the number of shares of Common Stock Equivalents to be sold or otherwise disposed of pursuant to the Tag-Along Offer by such Offeree (plus an amount of cash or, if such Restricted Securities have a cashless exercise option, additional Restricted Securities necessary to pay the exercise price, if any, on any Restricted Securities so delivered (other than Common Stock) which is required to be paid under the terms of such Restricted Securities in order to acquire the number of shares of Common Stock to be sold or otherwise disposed of pursuant to the Tag-Along Offer by such Offeree), in either case free and clear of all Liens, against delivery of the purchase price therefor; provided that neither the Transferor nor any Offeree shall sell any Restricted Securities to any Buyer if such Buyer does not purchase, simultaneously and pursuant to the same terms, all of the Restricted Securities which the Offerees are entitled to sell to such Buyer pursuant to Section 2.03(b).

     In the event that, following delivery of a Tag-Along Notice, the 15-day period set forth in Section 2.03(a) shall have expired and the Transferor shall not have received a written notice from any Offeree pursuant to Section 2.03(a), the

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Transferor shall have the right, during the remainder of the 120-day period following the expiration of such 15-day period, to sell the Transferor Shares to the proposed Buyer, at a price not less than the price specified in the Tag-Along Offer and on terms no more favorable to such proposed Buyer than the terms of the Tag-Along Offer.

     (d) Promptly after the consummation of the sale or other disposition of the Transferor Shares and shares of Common Stock Equivalents of the Offerees to the Buyer pursuant to the Tag-Along Offer, the Transferor shall notify the Offerees thereof, and the Buyer shall pay to the Transferor and each of the Offerees their respective portions of the sales price of the shares of Common Stock Equivalents sold or otherwise disposed of pursuant thereto, and shall furnish such other evidence of the completion of such sale or other disposition and the terms thereof as may be reasonably requested by the Offerees.

Section 2.04 Notice of Open Market Sales. In any 90-day period, a Management Stockholder may not sell a number of shares of Restricted Securities in excess of the Open Market Sales Threshold then in effect unless and until all of the following criteria shall have been met: (a) all of the Restricted Securities then held by the Investor Stockholders either are (i) then registered for resale under the Securities Act on a Form S-3 (or any successor or similar short-form registration statement) that remains effective as of the date of such sale and during the ten Business Days prior thereto, or (ii) freely transferable in Open Market Sales, other than restrictions with respect to the number of securities that can be sold pursuant to Rule 144; and (b) no less than two Business Days prior to the placing with a broker of an order to execute such sale or the execution directly with a market maker of such sale, such Management Stockholder shall have filed with the Commission a notice of proposed sale on Form 144 with respect to such sale and shall have delivered a copy thereof to each of the Investor Stockholders.

Section 2.05 Right of First Refusal.

     (a) Each of the Investor Stockholders shall have the right of first refusal to purchase its proportionate number, or any lesser number, of any New Securities which the Company may, from time to time, propose to sell and issue. For purposes of this Section 2.05, each such Investor Stockholder's "proportionate number" means the product obtained by multiplying the number of New Securities proposed to be sold and issued by a fraction, the numerator of which will be the number of shares of Common Stock Equivalents owned (or deemed owned) by such stockholder and the denominator of which will be the total number of shares of Common Stock Equivalents owned (or deemed owned) by all Investor Stockholders.

     (b) In the event the Company proposes to undertake an issuance of New Securities, it will give each of the Investor Stockholders written notice of its intention to do so, describing the New Securities and the price and terms upon which the Company proposes to issue the same, and setting forth the number of shares which such Investor Stockholder is entitled to purchase and the aggregate purchase price therefor. Each such Investor Stockholder will have 15 days from the date of receipt of any notice to agree to purchase up to its proportionate number of such New Securities, for the price and upon the terms specified in the notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased.

     (c) In the event any Investor Stockholder fails to exercise such right of first refusal within said 15-day period, the Company will have 90 days thereafter to sell or enter into a binding and unconditional agreement (pursuant to which the sale of New Securities covered thereby will be, and is, consummated within 90 days from the date of said agreement) to sell the New Securities as to which such Stockholder's rights were not exercised, at a price and upon such other terms no more favorable to the purchasers thereof than those specified in the Company's notice. In the event the Company has not sold such New Securities within said 90-day period (or sold and issued New Securities in accordance with the foregoing within 90 days from the date of said agreement), the Company will not thereafter issue or sell any New Securities without first offering such New Securities to the Investor Stockholders, in the manner provided above.

                                  ARTICLE III.
                               COMPANY OBLIGATIONS

Section 3.01 Regulatory Problem. In the event an Investor Stockholder determines that it has a Regulatory Problem, such Investor Stockholder shall have the right to transfer its entire interest in the Company without regard to any restriction on transfer set forth in this Agreement (other than federal and state securities laws restrictions), and the Company agrees to take all such actions as are reasonably requested by such Investor Stockholder in order to (i) effectuate and facilitate any transfer by such Investor Stockholder of its interests to any person designated by such Investor Stockholder (subject to compliance with applicable federal and state securities laws) or (ii) permit such Investor Stockholder (or any Affiliate thereof) to exchange all or any portion of the Series A-1 Stock, Series A-2 Stock, or Common Stock then held by, or issuable to, it on a "share-for-share" basis for interests of a class of non-voting preferred stock or common stock of the Company, which non-voting preferred stock or common stock shall be identical in all respects to such Series A-1 Stock, Series A-2 Stock, or Common Stock, as the case may be, except such stock shall be non-voting preferred stock or common stock and shall be convertible into voting common stock on such terms as are requested by such Investor Stockholder in light of regulatory considerations then prevailing. The Company and each Stockholder agree to enter into such additional agreements, adopt such amendments hereto and to the certificate of incorporation of the Company and to take such additional actions as are reasonably requested by such Investor Stockholder in order to effectuate the intent of the foregoing.

                                  ARTICLE IV.
                                OTHER AGREEMENTS

Section 4.01 Agreement Regarding Conversion. Each of the Stockholders hereby agrees that until the 76th day after the date of this Agreement not to convert any shares of Series A-1 Stock or Series A-2 Stock or Convertible Notes into Common Stock or exercise New Money Warrants.

Section 4.02 Annual Meeting. The Company agrees to place on the agenda for its next annual meeting of stockholders or a special meeting of the stockholders, which will take place on or before the 75th day following the date of this Agreement (the "Annual Meeting"), (a) a proposal to amend its certificate of incorporation to increase the number of authorized shares of Common Stock or cause a reverse stock split, in either case, sufficient to cause the Company to have a number of shares of Common Stock authorized for issuance that is sufficient for the Company to issue duly authorized shares of Common Stock to each Person holding securities of the Company that are convertible into or exercisable for shares of Common Stock upon such conversion or exercise, (b) a proposal to amend its certificate of incorporation to delete Article IX thereof which prohibits the taking of any action requiring a vote of the stockholders of the Company by written consent in lieu of a meeting of the stockholders, (c) a proposal to reduce the par value of the Common Stock such that the par value is at or below the price required by Section 153(a) of the Delaware General Corporation Law, or any successor statute, to enable the full exercise of the Bank Warrants and the subsequent full conversion of the Series A-2 Stock, and
(d) a proposal (together with the previous proposals, the "Proposals") to amend the bylaws of the Company to delete Section 2.14 thereof. If the Proposals are approved by the Company's stockholders, the Company shall file appropriate amendments to its certificate of incorporation to effect the actions set forth in the Proposals within one Business Day following such stockholder approval. In addition, the Company shall take all actions necessary to effect the Proposals. Furthermore, the Company agrees to recommend to its stockholders that they vote in favor of, and to solicit proxies for the purpose of voting in favor of, the Proposals at the Annual Meeting. In furtherance of the foregoing, each of the Stockholders agrees to take all actions within their respective power required to approve the Proposals, including without limitation, the voting of all capital stock of the Company held by the Stockholders in favor of the Proposals; provided that the foregoing shall not require any Stockholder to convert securities into voting securities of the Company or exercise any warrant or other right to purchase voting securities of the Company.

Section 4.03 Approval of Issuances. So long as any of the Bank Warrants or the Series A-2 Stock issuable upon the exercise of the Bank Warrants are outstanding and held by the Bank Stockholders, the Company shall not, without first obtaining (by written consent or at a special meeting of such holders) the approval of at least sixty six and two-thirds percent (66 2/3%) of the Common Stock Equivalents represented by the then outstanding Bank Warrants and shares of Series A-2 Preferred Stock held by the Bank Stockholders, (i) issue Senior Securities in exchange for any consideration other than cash; or (ii) issue options or securities issued or issuable to, or securities issued upon exercise of options issued to, any officer, director, consultant or employee of the Company or any of its Subsidiaries other than the 2002 Options and Common Stock issued upon exercise of the 2002 Options.

                                   ARTICLE V.
                                  MISCELLANEOUS

Section 5.01 Governing Law; Submission to Jurisdiction.

     (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

     (b) Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Delaware or of the United States of America for the district of Delaware, and, by execution and delivery of this Agreement, each of the Company and each Stockholder hereby accepts for itself and (to the extent permitted by law) in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Company and each Stockholder hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

     (c) Nothing herein shall affect the right of any holder to serve process in any other manner permitted by law.

     (d) The Company and each Stockholder hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Agreement and for any counterclaim therein; (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages; (iii) certify that no party hereto nor any representative or agent of counsel for any party hereto has represented, expressly or otherwise, or implied that such party would not, in the event of litigation, seek to enforce the foregoing waivers, and (iv) acknowledge that it has been induced to enter into this Agreement and the transactions contemplated hereby among other things, the mutual waivers and certifications contained in this Section 5.01.

Section 5.02 Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all previous oral or written communications, representations or agreements. The provisions of this Agreement may be amended, modified, supplemented or waived only by a written instrument duly executed by the Company and (i) Bank Stockholders holding sixty-six and two-thirds percent (66 2/3%) of the Common Stock Equivalents then held by Bank Stockholders subject to this Agreement, (ii) New Money Stockholders holding a majority of the Common Stock Equivalents then held by New Money Stockholders subject to this Agreement, and
(iii) Preferred Stockholders holding a majority of the Common Stock Equivalents then held by Preferred Stockholders subject to this Agreement; provided, however, no amendment, modification, supplement or waiver can be effected if, by its terms, such amendment, modification, supplement or waiver adversely affects one Bank Stockholder, New Money Stockholder or Preferred Stockholder without having the same adverse effect on all Bank Stockholders, New Money Stockholders or Preferred Stockholders, as the case may be, without the prior written consent of such adversely affected Bank Stockholder, New Money Stockholder or Preferred Stockholder.

Section 5.03 Term. This Agreement will terminate at such time as the Restricted Securities owned by the Investor Stockholders, in the aggregate, represent less than 25% of the Company's outstanding shares of Common Stock on a fully diluted basis.

Section 5.04 Inspection. For so long as this Agreement shall remain in effect, this Agreement shall be made available for inspection by any Stockholder at the principal executive offices of the Company.

Section 5.05 Recapitalization, Exchanges, Etc., Affecting Restricted Securities. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Restricted Securities, to any and all shares of the Company's capital stock or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise, including shares issued by a parent corporation in connection with a triangular merger) which may be issued in respect of, in exchange for, or in substitution of, Restricted Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications and the like occurring after the date hereof.

Section 5.06 Waiver. No waiver by any party of any term or condition of this Agreement, in one or more instances, shall be valid unless in writing, and no such waiver shall be deemed to be construed as a waiver of any subsequent breach or default of the same or similar nature.

Section 5.07 Successors and Assigns. Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, as the case may be; provided, however, that nothing contained herein shall be construed as granting any Stockholder the right to transfer any of its Restricted Securities except in accordance with this Agreement.

Section 5.08 Remedies. In the event of a breach by any party to this Agreement of its obligations under this Agreement, the loss of any right as provided in this Agreement as a result of such breach shall not be the sole and exclusive remedy of any party injured by such breach. Any such injured party will be entitled to specific performance of its rights under this Agreement, in addition to being entitled to exercise all rights granted by law, including recovery of damages. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

Section 5.09 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 5.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 5.11 Further Assurances. Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably requested by any other party in order to carry out the provisions and purposes of this Agreement.

Section 5.12 Gender. Whenever the pronouns "he" or "his" are used herein they shall also be deemed to mean "she" or "hers" or "it" or "its" whenever applicable words in the singular shall be read and construed as though in the plural and words in the plural shall be construed as though in the singular in all cases where they would so apply.

Section 5.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 5.14 Notices. All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telecopy, courier or U.S. Mail or in writing and telexed, telecopied, mailed or delivered to the intended recipient at the address specified below; or, as to any party, at such other address as shall be designated by such party in a notice to each other party:

     If to the Company:

     Castle Dental Centers, Inc.
     3701 Kirby Drive, Suite 550
     Houston, Texas 77098
     Attention: James M. Usdan
     Telecopy:  (713) 490-8601

     If to Heller Financial, Inc.

     Heller Financial, Inc.
     500 West Monroe
     Chicago, Illinois 60661
     Attention: Michael Sznajder
     Telecopy:  (312) 441-7598

     If to Midwest Mezzanine Fund II, L.P.

     Midwest Mezzanine Fund II, L.P.
     208 South LaSalle, Tenth Floor
     Chicago, Illinois
     Attention: Paul Kreie
     Telecopy:  (312) 553-6647

     If to Banc of America Strategic Solutions, Inc.

     Banc of America Strategic Solutions, Inc.
     901 Main St., 11/th/ Floor
     TX1-492-11-05
     Dallas, Texas 75202-3714
     Attention: Mark Henze
     Telecopy:  214-209-3444

     If to FSC Corp.

     FSC Corp.
     c/o Banc Boston Capital Inc.
     175 Federal Street, 10/th/ Floor
     Boston, MA 02110
     Attention: John J. Quintal
     Telecopy:  (617) 434-7891

     If to Amsouth Bank

     Amsouth Bank
     315 Deaderick Street, 8/th/ Floor
     Nashville, TN 37021
     Attention: Tim McCarthy
     Telecopy:  (615) 736-6633

     If to James M. Usdan

     James M. Usdan
     3701 Kirby Dr., Suite 550
     Houston, Texas 77098
     Telecopy: (713) 490-8420

     Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted, if transmitted before 1:00 p.m. local time on a Business Day (otherwise on the next succeeding Business Day) by telex or telecopier and evidence or confirmation of receipt is obtained, or personally delivered or, in the case of a mailed notice, three (3) Business Days after the date deposited in the mails, postage prepaid, in each case given or addressed as aforesaid.

                            [Signature Page Follows]

                                                          Stockholders Agreement

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Stockholders Agreement as of the date first above written.

                                       COMPANY

                                       Castle Dental Centers, Inc.


                                       By: /s/ Joseph P. Keane
                                           -------------------------------
                                       Name: Joseph P. Keane
                                             -----------------------------
                                       Title: Chief Financial Officer
                                              ----------------------------

                                       STOCKHOLDERS:

                                       Heller Financial, Inc.


                                       By: /s/ Michael S. Sznajder
                                          --------------------------------
                                       Name: Michael S. Sznajder
                                            ------------------------------
                                       Title: Senior Vice President
                                             -----------------------------

                                       Midwest Mezzanine Fund II, L.P.

                                       By: ABN AMRO Mezzanine Management II,
                                       L.P., its general partner

                                       By: ABN AMRO Mezzanine Management II,
                                       Inc., its general partner


                                       By: /s/ Paul Kreie
                                          --------------------------------
                                       Name: Paul Kreie
                                            ------------------------------
                                       Title: Vice President
                                             -----------------------------

                                       Banc of America Strategic Solutions, Inc.


                                       By: /s/ Mark Henze
                                          --------------------------------
                                       Name: Mark Henze
                                            ------------------------------
                                       Title: Senior Vice President
                                             -----------------------------

                                                          Stockholders Agreement

                                       FSC Corp.


                                       By: /s/ John K. Quintal
                                          -------------------------------
                                       Name: John J. Quintal
                                            -----------------------------
                                       Title: Vice President
                                             ----------------------------


                                       Amsouth Bank


                                       By: /s/ Tim McCarthy
                                          -------------------------------
                                       Name: Tim McCarthy
                                            -----------------------------
                                       Title: Vice President
                                             ----------------------------


                                       /s/ James M. Usdan
                                       ----------------------------------
                                       James M. Usdan

Exhibit A

                            Form of Joinder Agreement

Castle Dental Centers, Inc.
3701 Kirby Drive, Suite 550
Houston, Texas 77098

Gentlemen:

     In consideration of the transfer to the undersigned of ________ shares of Common Stock, par value $.001 per share, [Describe any other security being transferred] of Castle Dental Centers, Inc., a Delaware corporation (the "Company"), the undersigned represents that it is a Permitted Transferee of [Insert name of transferor] and agrees that, as of the date written below, [he] [she] [it] shall become a party to, and a Permitted Transferee as defined in, that certain Stockholders Agreement dated as of July 19, 2002, as such agreement may have been amended from time to time (the "Agreement"), among the Company and the persons named therein, and as a Permitted Transferee shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement that were applicable to the undersigned's transferor, as though an original party thereto and shall be deemed a [Bank] [Preferred] [New Money] [Management] Stockholder for purposes thereof.

     Executed as of the _________ day of ________________________________.

                                       TRANSFEREE:

                                       _________________________________________
                                       Address:_________________________________
                                       _________________________________________
                                       _________________________________________


                                       ACKNOWLEDGED AND ACCEPTED:

                                       CASTLE DENTAL CENTERS, INC.

                                       By:______________________________________
                                       Name:____________________________________
                                       Title:___________________________________